Exhibit 10.2

PERSONAL AND CONFIDENTIAL

August 6, 2009

Mr. Jeffrey Moore

Dear Jeff:

Helicos BioSciences Corporation (the “Company” or “Helicos”) is pleased to offer you the position of Senior Vice President, Chief Financial Officer and Treasurer, initially reporting to Ron Lowy, Chief Executive Officer. We are excited about the prospect of your joining our team, and look forward to the addition of your professionalism and experience to help Helicos achieve its goals.

Your salary will be paid at an initial gross, bi-weekly rate of $10,384.62 ($270,000.00 annually), in accordance with the Company’s normal payroll practices as established or modified from time to time.

You will be eligible to participate in the Executive Bonus program which is 30% of base salary (this will be prorated for 2009).

You will be eligible to participate in the group health and dental plans, life insurance, AD&D, long and short-term disability insurance as well as an Employee Assistance Plan program to the same extent as, and subject to the same terms, conditions and limitations applicable to other employees of the Company of similar rank and tenure, as such benefits programs may be established or modified from time to time.  The life insurance policy will be in an amount equal to two times your annualized salary.  You will be eligible to participate in the Company’s 401(k) Plan.  Helicos also offers subsidized parking or a monthly T-Pass for employees who commute via public transportation.

You will be eligible to accrue up to 15 days of paid vacation for each full calendar year of employment with the Company, at an accrual rate of 4.615 hours per bi-weekly pay period.  Such vacation may be taken in accordance with applicable Company policy or practice.

Subject to the approval of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) you will be granted the option to purchase up to 200,000 shares (the “Option Shares”) of the Company’s common stock (the “Common Stock”).  The purchase price per share shall be the fair market value per share of Common Stock, as determined by the Compensation Committee, as of the date of grant.  The date your employment begins will be your vesting start date.  The Option Shares shall be issued pursuant to the Company’s 2007 Stock Option and Incentive Plan.  The Option Shares are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.  The Option Shares shall be subject to the terms of an option agreement, which will include, among other things, a vesting schedule.  The Option Shares will vest in four equal installments on each of January 1, 2010, July 1, 2010, January 1, 2011 and July 1, 2011.

In addition, subject to the approval of the Compensation Committee, you will be granted a restricted stock award in the amount of 75,000 restricted shares (the “Restricted Shares”) of Common Stock.  The date your employment begins will be your vesting start date.  The Restricted Shares shall be issued pursuant to the Company’s 2007 Stock Option and Incentive Plan.  The Restricted Shares shall be subject to the terms of a restricted stock agreement, which will include, among other things, a vesting schedule.  The Restricted Shares will vest in four equal installments on each of January 1, 2010, July 1, 2010, January 1, 2011 and July 1, 2011.

This offer of employment is contingent upon the satisfactory completion of a customary reference check. The Company requires you to verify that the performance of your position at Helicos does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers or other persons or entities that are in conflict with your obligations to the Company).  Please provide us with a copy of any such agreements.  You will also be required to sign a Nondisclosure and Developments Agreement and Change in Control Agreement as a condition of your employment with the Company.  A copy of these agreements will be made available to you.

Moreover, within three days after your start date, please provide us, for purposes of completing the I-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

The Company believes that an “at-will” relationship is in the best interests of both the Company and its employees.  Accordingly, your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice.  Moreover, the terms in this letter are not contractual, but are a summary of our initial employment relationship and are subject to later modification by the Company, except that the nature of your at-will relationship may not be modified except by an express written agreement signed by the Chief Executive Officer of the Company.

This letter, together with the Nondisclosure Agreement and Change in Control, sets forth the entire agreement between you and the Company concerning your initial employment by the Company, and supersedes, voids and cancels any prior or contemporaneous agreements, representations, promises, offers and/or understandings by or between you and the Company, whether written or oral, regarding the terms and conditions of your employment.

We are very interested in having you join the Company.  If you agree with the terms of this offer, please indicate your acceptance by signing, dating and returning a copy to my attention.

Sincerely,

/s/ Ronald A. Lowy
Ronald A. Lowy
Chief Executive Officer

AGREED TO AND ACCEPTED:

I am pleased to accept the offer of at-will employment stated in this letter, and I understand and agree to all of its terms.

Name:	Jeffrey R. Moore

Signature:	/s/ Jeffrey R. Moore	Date: August 6, 2009